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                                                                   EXHIBIT 10.63

[RETAIL VENTURES INC LOGO]

Date:

To:

From:       Dick Belter, Director Compensation, Human Resources

Subject:    STOCK OPTION GRANT APPROVAL

================================================================================

Congratulations! This is to advise you that the Compensation Committee of the Board of Directors met and has awarded you the following:

# OPTIONS
STOCK OPTION GRANT:                    Shares

OPTION GRANT DATE:
OPTION GRANT PRICE:                    $ (the average of High and Low price on )
OPTION GRANT LIFE:                     10 years
OPTION GRANT VESTING PERIOD:           5 years @ 20% per year

OPTION PRICE PROTECTION PROVISION. Due to loan agreement provisions, the Company will not grant these options until it receives certain approvals from lenders. Regardless of when the options are actually granted, they will be considered to vest under the Company's standard 5-year vesting schedule dating from the date of the Board approval of the options. If any of these options would have vested before they are actually granted, at or after that time Executive may exercise this price protection provision on some or all of the options that would have vested, on any day on which the Company's stock can be traded by the Executive, and by using the same or a similar mechanism by which Company associates exercise options. Pursuant to such exercise Executive will be compensated by the Company in the amount of the gain, if any, represented by the difference between the stock closing price on the New York Stock Exchange on the date of the exercise and the strike price per share. (For example, if Executive has 10,000 vested options or option protection shares, the price is $9.50 a share at the time of the option exercise, and the option approval price was $5.00, Executive would be due $45,000 from the Company under this Price Protection Provision). Options exercised under this Price Protection Provision will then not be granted. This Price Protection Provision does not apply once Executive's options are actually granted.

Attached are the following documents with which you should become familiar:

1.    VCDS STOCK OPTION BROCHURE.

2. PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

3.    NOTICE OF EXERCISE OF STOCK OPTION.

Please review these materials. If you have any questions, please call Dick Belter at 614-238-5484. Once you have reviewed the documents, please sign the form below and return to:

            RETAIL VENTURES, INC.
            4150 E. 5TH AVENUE
            COLUMBUS, OH 43219
            ATTN.: DICK BELTER

OPtionee hereby accepts these options subject to all of the terms and conditions on the Plan. Optionee also hereby agrees as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. Optionee acknowledges receipt of a copy of the Plan, as in effect on the date of the Grant.

ACKNOWLEDGED AND ACCEPTED

___________________________       __________________________       _____________
        (Print Name)                       (Signed)                    (Date)